UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 20, 2005
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact name of registrant as specified in its charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification No.

145 Belmont Drive, Somerset, New Jersey, 08873
Address of principal executive offices, including Zip Code

(732) 271-9090
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into Material Definitive Agreements.

A.    Fiscal 2006 Executive Bonus Plan

The following is a description of the EMCORE Corporation ("EMCORE" or the "Company") Fiscal 2006 Executive Bonus Plan (the "Fiscal 2006 Executive Bonus Plan"), provided pursuant to Item 601(b)(10)(iii) of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information.

On October 20, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of EMCORE adopted the Fiscal 2006 Executive Bonus Plan. The purpose of the Fiscal 2006 Executive Bonus Plan is to establish and implement a consistent, market-driven, performance-based approach to compensation that is compatible with EMCORE’s compensation policy and supports EMCORE’s strategic business plan and goals. Under the Fiscal 2006 Executive Bonus Plan, a bonus target for each executive is created based on corporate performance during fiscal 2006. Half of the target is related to the Company meeting revenue targets as set forth in EMCORE’s fiscal 2006 budget (the “Fiscal 2006 Budget”) and half of the target is related to the Company meeting EBIT targets set forth in the Fiscal 2006 Budget. For each individual executive, the bonus target is equal to 80% of the Chief Executive Officer’s base salary, 60% of the Chief Operating Officer’s base salary, and 50% of the other executive officers’ respective base salaries. In the event that EMCORE’s financial performance exceeds either the revenue or EBIT targets contained in the Fiscal 2006 Budget by 10% or more, each executive’s target bonus may be increased up to an additional 20%. The Fiscal 2006 Executive Bonus Plan also contains an individual performance component that acts as a multiplier, which can accelerate or decelerate the target bonus percentage based upon individual performance as determined by the Chief Executive Officer and the Compensation Committee. The multiplier ranges from 0% to 140% of the executive’s target bonus. The Chief Executive Officer’s individual performance is reviewed by the Compensation Committee. Each individual performance of the Chief Operating Officer and the other executive officers is reviewed by the Chief Executive Officer and approved by the Compensation Committee.

Payment of bonuses (if any) is normally made after the end of the performance period during which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

The Compensation Committee and the Chief Executive Officer retain the ability to modify individual executive bonuses based upon individual performance and the successful completion of business projects and other management performance objectives. In addition, the Compensation Committee makes long-term incentive grants to executive officers and employees, which are not covered under the terms of the Fiscal 2006 Executive Bonus Plan.

B.    Outside Directors Cash Compensation Plan

The following is a description of EMCORE's Outside Directors Cash Compensation Plan for non-employee directors (the “Outside Directors Cash Compensation Plan”). The description below does not purport to be complete and is qualified in its entirety by reference to the Outside Directors Cash Compensation Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On October 20, 2005, the Board of Directors (the “Board”) of EMCORE approved the Outside Directors Cash Compensation Plan providing for the payment of cash compensation to outside directors for their participation at Board meetings. Director compensation is established by the Board and periodically reviewed. The objectives of the Outside Directors Cash Compensation Plan are to provide the Company with an advantage in attracting and retaining outside directors. Each non-employee director will be entitled to receive a meeting fee for each meeting he or she attends (including telephonic meetings, but excluding execution of unanimous written consents) of the Board. In addition, each non-employee director will be entitled to receive a committee meeting fee for each meeting he or she attends (including telephonic meetings, but excluding execution of unanimous written consents) of a Board committee. Until changed by resolution of the Board, the meeting fee will be $5,000 and the committee meeting fee will be $3,000; provided, however, that the meeting fee for special telephonic meetings (i.e., Board meetings that are not regularly scheduled and in which non-employee directors typically participate telephonically) will be $1,000 and the committee meeting fee for such special telephonic meetings shall be $600. Any non-employee director who is the chairman of a committee shall receive an additional $1,000 for each meeting of the committee he or she chairs, and an additional $200 for each special telephonic meeting of such committee.  Directors will be able to defer cash compensation pursuant to the Outside Directors Cash Compensation Plan.

Directors will continue to receive stock compensation pursuant to EMCORE’s Directors’ Stock Award Plan, under which the Company pays non-employee directors a fee in the amount of $3,000 per Board meeting attended and $500 per committee meeting attended ($600 for the chairman of a committee), as well as reimburses a non-employee director's reasonable out-of-pocket expenses incurred in connection with such Board or committee meeting. Payment of fees under the Directors’ Stock Award Plan is made in common stock of the Company at the closing price on the NASDAQ National Market for the day prior to the meeting. From time to time, Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee of $500.

No director who is an employee of the Company will receive compensation for services rendered as a director under either the Outside Directors Cash Compensation Plan or the Directors’ Stock Award Plan.

Item 9.01.        Financial Statements and Exhibits.

(c)    Exhibits

Exhibit No.	Description

10.1	Outside Directors Cash Compensation Plan, dated October 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
By: /s/ Thomas G. Werthan Thomas G. Werthan Chief Financial Officer

Dated:  October 25, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.1	Outside Directors Cash Compensation Plan, dated October 20, 2005.